Exhibit 10.36

LICENSE AND SUPPLY AGREEMENT

THIS AGREEMENT, is made and entered into this 16th day of December, 2003 (“Effective Date”) by and between NEWPORT FAB, LLC, a Delaware limited liability company d/b/a Jazz Semiconductor (“Jazz”), and ADVANCE SEMICONDUCTOR MANUFACTURING CORP. OF SHANGHAI, a corporation formed under the laws of the Peoples Republic of China (“ASMC”) (hereinafter Jazz and ASMC may each be referred to as a “party” and may be jointly referred to as “parties”).

PURPOSES

ASMC has committed to provide Jazz with semiconductor products utilizing manufacturing capacity at ASMC’s facility in Shanghai, Peoples Republic of China that ASMC has reserved for the exclusive use of Jazz. This Agreement provides the terms and conditions for the manufacture of such products by ASMC for Jazz, including the use of the information and know-how of Jazz in order to meet Jazz’s needs for Wafers, and for no other purpose.

In consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, unless otherwise defined or the context otherwise requires, the following words and expressions shall have the following meanings:

1.1           “Affiliate” shall mean and include, with respect to either of the parties, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

1.2           “Aggregate Wafer Receipts” shall mean an aggregate amount equal to the sum of (i) the ASMC Net Income and (ii) the Jazz Net Income.

1.3           “ASMC’s Facility” shall mean ASMC’s facility located at 385 Hong Cao Road, Shanghai 200233, Peoples Republic of China.

1.4           “ASMC Net Income” shall mean the aggregate gross revenue of ASMC resulting from the sale of the Wafers to Jazz pursuant to this Agreement, determined as of the date of the finding of infringement.

1.5           “CMOS” and “BiCMOS” shall refer to complementary metal oxide semiconductor devices and bipolar complementary metal oxide semiconductor devices, respectively.

1.6           “Damages” shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

Confidential treatment is being requested for portions of this document.  This copy of the document filed as an exhibit omits the confidential information subject to the confidentiality request.  Omissions are designated by the symbol [...***...].  A complete version of this document has been filed separately with the Securities and Exchange Commission.

1.7           “Delivery Date” shall mean a date for delivery of an agreed upon quantity of Wafers ordered by Jazz as set forth in any Jazz order.

1.8           “Intellectual Property Rights” shall mean all patents and all patent applications (including, without limitation, originals, divisions, continuations, continuations-in-part, CPA’s, RCE’s, provisional, extensions or reissues), design rights (whether registered or not and all applications for the foregoing), copyrights, database rights, topography rights, mask work rights, applications to register any of the aforementioned rights, trade secrets, rights in unpatented know-how, rights of confidence and any other intellectual or industrial property rights of any nature whatsoever in any part of the world.

1.9           “Lead-time” shall mean the estimated amount of time required from order placement to delivery as agreed to by the parties.

1.10         “Jazz Net Income” shall mean the aggregate gross revenue of Jazz resulting from the sale of the Wafers to its customers, less (ii) the aggregate amount paid by Jazz to ASMC pursuant to this Agreement, determined as of the date of the finding of infringement.

1.11         “Jazz Technology” shall mean all proprietary information and know-how provided to ASMC by Jazz or any of its Affiliates, no matter what form and including without limitation information and know-how identified in Confidential Information Transmittal Report(s) (copies of which shall be provided to Jazz), that relate to Jazz’s process(es) for the manufacture of Wafers, Jazz’s specifications for Wafers, Jazz’s performance criteria for Wafers and all other matters relating to Wafers and their manufacture, including without limitation, information relating to the products and processes identified in Exhibit A hereto.

1.12         “Jazz Patent Rights” shall mean those patent rights owned by Jazz during the term of this Agreement.

1.13         “Person” shall mean and include any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

1.14         “Process” shall mean Jazz’s process for the manufacture of Wafers as communicated by Jazz or any of its Affiliates to ASMC or from time to time during the term of this Agreement.

1.16         “Term” shall have the meaning ascribed to it in Article 15.

1.17         “Wafers” shall mean wafers that have been manufactured or processed according to the Process so as to include or embody any of the products listed on Exhibit B attached hereto.

1.18         “Wafer Acceptance Criteria” shall mean those written Wafer specifications, engineering requirements, performance criteria, etc. provided to ASMC by Jazz or any of its Affiliates from time to time during the term of this Agreement.

CONFIDENTIAL

ARTICLE 2

PURCHASE OF WAFERS; PURCHASE FORECASTS, ETC.

2.1           ASMC shall manufacture Wafers utilizing the Process for Jazz. Jazz will purchase Wafers manufactured by ASMC in accordance with the terms of this Agreement.

2.2           Jazz shall provide to ASMC on or before […***…] rolling forecast setting forth its estimated requirements […***…] for Wafers. Such rolling forecast shall not constitute a binding commitment to ASMC to buy the estimated number of Wafers specified.

2.3           With respect to Specialty Wafers, ASMC shall provide Jazz with sufficient production capacity at ASMC’s Facility to manufacture at least five thousand (5,000) Wafer starts per month between the Effective Date and March 2004 and at least ten thousand (10,000) Wafer starts per month between April 2004 and December 2006. Additionally, ASMC shall use best efforts to meet Jazz’s demand for Specialty Wafers should that demand exceed the forgoing minimum quantities.

2.4           With respect to Advanced Specialty Wafers, ASMC shall use best efforts to provide Jazz with the quantity of Wafers set forth in the […***…] rolling forecast for all months after March 2004.

2.5           ASMC shall manufacture Wafers, including, without limitation, Specialty Wafers, using Jazz Technology and/or the Process exclusively for Jazz. Except as set forth in Section 2.11, ASMC shall not manufacture Specialty wafers for any entity other than Jazz, regardless of the process used in the manufacture of such wafers. ASMC shall have the right to manufacture CMOS and BiCMOS wafers for entities other than Jazz, provided that ASMC shall not use the Process, the Jazz Patent Rights or Jazz Technology, in whole or in part, in such manufacture without an express license from Jazz.

2.6           With respect to CMOS and BiCMOS Wafers, ASMC shall use best efforts to provide Jazz with the quantities of Wafers set forth in the […***…] rolling forecast.

2.7           Jazz shall place its purchase order for Wafers with ASMC in accordance with the Lead-time.

2.8           Jazz shall qualify the suppliers to ASMC of major equipment, chemicals and other components required to manufacture the Wafers in accordance with the Process and the terms hereof. Thereafter, such suppliers may not be changed without […***…] prior notice so that Jazz may qualify the proposed new supplier

2.9           Nothing herein shall be construed as an obligation on the part of Jazz to purchase any quantity of Wafers from ASMC.

2.10         ASMC shall use commercially reasonable efforts to refer potential customers for semiconductor devices to Jazz. If ASMC refers any potential customer(s) with which Jazz has a commercial relationship, and the referred customer(s) agrees to purchase Specialty Wafers from Jazz, then Jazz shall give ASMC the first option to provide Specialty Wafers to Jazz for the referred customer, provided that the referred customer does not otherwise object to ASMC as a source for Specialty Wafers.

2.11         If Jazz’s orders for Specialty Wafers for […***…] consecutive months are less than […***…]percent ([…***…]%) of the smaller of: (1) ASMC’s actual capacity for the manufacture of Specialty Wafers and (2) the capacity amounts set forth in Section 2.3, then

ASMC may manufacture Specialty wafers for third parties, provided that ASMC shall not utilize Process, Jazz Patent Rights or Jazz Technology in whole or in part, in such manufacture.

2.12         If Jazz considers obtaining Specialty Wafers from third parties between […***…], then Jazz shall meet its requirements of up to […***…] from ASMC pursuant to this Agreement provided: (1) the capacity for the manufacture of Specialty Wafers at all Jazz facilities now owned or hereafter acquired (including those facilities under complete or partial common ownership) is full, (2) Jazz’s customer(s) do not object to ASMC as a source of Specialty Wafers and (3) ASMC agrees to sell such Specialty Wafers to Jazz on terms and conditions as advantageous, in terms of price, delivery and otherwise, as any third party offer(s) made to Jazz for the provision of Specialty Wafers.

ARTICLE 3

ORDERS

3.1           Jazz shall place orders for the Wafers by mail or by facsimile to ASMC or in another mutually agreed upon way. ASMC shall, within […***…] after receipt of such orders, send Jazz an acknowledgement of such orders. ASMC shall regard Jazz’s orders as having most favored customer status, providing Wafers to Jazz in quantities and on schedules at least as advantageous as ASMC provides comparable wafers to its two other largest customers in terms of sales revenues.

3.2           The terms of this Agreement shall supersede the terms of any Jazz purchase order and/or ASMC’s acknowledgment/acceptance of such purchase order. Although it is recognized that the parties may, for their respective convenience, desire to use standardized purchase order forms, acknowledgment forms and other documents which may contain terms in addition to or at variance with the terms of this Agreement, no purchase order or acknowledgement will amend this Agreement and all purchase order or acknowledgements shall be subject to the terms and conditions of this Agreement regardless of statements to the contrary contained within the purchase order or acknowledgment.

3.3           All matters designated herein as subject to agreement of the parties must be agreed upon in a writing signed by authorized representatives of both parties for such agreement to be effective. All issues that arise during the Term that are not addressed by the terms herein shall be resolved in accordance with Article 17 below.

ARTICLE 4

MANUFACTURE OF WAFERS, ETC.

4.1           ASMC shall manufacture Wafers only according to the Process and only on behalf of Jazz.

4.2           ASMC shall, at its own expense, install all equipment necessary to produce Wafers according to Process in the minimum quantities contemplated by this Agreement. Further, ASMC shall install, at its own expense, all equipment necessary to manufacture Specialty Wafers in the quantities set forth in Section 2.3 above by June 2003 in accordance with the Process. ASMC shall install, at its own expense, equipment necessary for a pilot production line of Specialty Wafers by March  2004 and thereafter shall use its best efforts to expand its production capacity for Specialty Wafers.

4.3           Jazz shall provide ASMC with Jazz Technology and other technical assistance to enable ASMC to implement the Process to manufacture Wafers. Prior to the commercial production of Wafers, Jazz shall verify that ASMC is utilizing the Process in accordance with Jazz’s specifications to produce Wafers meeting the Wafer Acceptance Criteria. Absent prior approval and subsequent verification by Jazz, ASMC shall not deviate from the Process once the process at ASMC’s Facility is verified.

4.4           ASMC shall provide authorized personnel of Jazz with access to the ASMC Facility in order to assist ASMC in implementing the Process and, thereafter, to periodically verify that ASMC is manufacturing Wafers according to the Process, that Wafers meet Wafer Acceptance Criteria and as otherwise necessary in Jazz’s discretion to inspect the Process and/or ASMC’s Facility for compliance with the terms of this Agreement. Jazz shall give reasonable notice of its intent to inspect ASMC’s Facility.

4.5           Jazz shall provide ASMC with advance written notice of changes in Process and Jazz Technology relating thereto. With assistance from Jazz, ASMC shall change its process to comply with any changes, verify the Process as changed and assist Jazz in verifying the Process as changed.

4.6           Each party shall use its commercially reasonable efforts to complete, and shall bear its own expenses in connection with, the actions associated with enabling ASMC to utilize the Process, verifying ASMC’s process, implementing changes to Process and ensuring that Wafers meet Wafer Acceptance Criteria.

4.7           ASMC shall not use Process or Jazz Technology at any location other than ASMC’s Facility or for any purpose other than the manufacture of Wafers for Jazz.

4.8           Jazz may at any time request ASMC to […***…] and ASMC shall […***…]. The manufacture of Wafers shall […***…] pending […***…]. ASMC shall […***…] within a reasonable time after receipt of Jazz’s written request, subject to Jazz’s agreement to bear all expenses incurred by ASMC in […***…]. If Jazz […***…] for more than ninety (90) days, then ASMC may, at its option, cancel the order. If an order for Wafers is cancelled after ASMC has […***…], Jazz shall pay to ASMC a cancellation fee based on [                               ].

ARTICLE 5

LICENSE, INTELLECTUAL PROPERTY, ACKNOWLEDGEMENT

5.1           Jazz hereby grants to ASMC a non-exclusive, non-transferable, royalty-free license to use the Jazz Technology and Jazz Patent Rights that can be licensed by Jazz (including the Intellectual Property Rights of Jazz therein) to manufacture Wafers at ASMC’s Facility solely on behalf of Jazz. This license shall not be exercised at any other facility or for the manufacture of Wafers for any other entity. Upon termination of this Agreement, the license granted herein shall terminate automatically.

5.2           ASMC hereby agrees and acknowledges that Jazz is the sole owner of and shall retain all ownership right, title, and interest in Jazz Technology and Jazz Patent Rights.

5.3           ASMC shall not contest or oppose or otherwise participate in or support any challenge, including without limitation a challenge to ownership, validity, scope, or enforceability of Jazz Technology or Jazz Patent Rights nor shall it participate in or support in any way any reissue, reexamination or reconsideration thereof, with the exception of the ability to challenge the validity of United States patents as permitted under applicable law.

5.4           ASMC shall sign or cause to be signed all documents necessary to perfect Jazz’s ownership rights in Jazz Technology and Jazz Patent Rights, including all Intellectual Property Rights therein, including without limitation all necessary assignments and agreements with its employees, subcontractors or agents.

5.5           ASMC acknowledges that, except as set forth herein, Jazz reserves to itself all rights in all fields, territories and technologies under Jazz Technology, Jazz Patent Rights and the Intellectual Property Rights of Jazz therein. No licenses are granted, no implied licenses are granted and no rights to grant sublicenses are transferred to ASMC except those expressly stated herein.

ARTICLE 6

OWNERSHIP OF NEWLY DEVELOPED TECHNOLOGY

6.1           During the term of this Agreement and with the written consent of Jazz, the Process may be improved, modified, refined or otherwise altered by ASMC or by the parties working in conjunction with one another. Such improvements, modifications, refinements or other alterations of the Process, whether before or after the date hereof, shall hereinafter be referred to as “Newly Developed Technology” and may, but need not necessarily, constitute one or more inventions, whether patentable or not.

6.2           ASMC agrees to promptly disclose any Newly Developed Technology to Jazz. All Newly Developed Technology and all Intellectual Property Rights therein shall be owned by Jazz.

6.3           For no longer than the remainder of the term of this Agreement, Jazz hereby grants to ASMC a non-exclusive, non-transferable, royalty-free license in the Newly Developed Technology (including newly developed technology developed pursuant to any agreement with any of Jazz’s Affiliates) and all Intellectual Property Rights therein to manufacture Wafers at ASMC’s Facility. This license shall not be exercised at any other facility or for the manufacture of Wafers for any other entity. Upon termination of this Agreement, the license grant in the Newly Developed Technology and all Intellectual Property Rights therein shall terminate automatically.

6.4           ASMC shall sign or cause to be signed all documents necessary to perfect Jazz’s ownership rights in the Newly Developed Technology and all Intellectual Property Rights therein, in the Peoples Republic of China or elsewhere, including without limitation all necessary assignments and agreements with its employees, subcontractors and agents. ASMC shall not make any registrations or filings with respect to any Newly Developed Technology absent the prior written consent of Jazz.

6.5           It is the intent of the parties that ownership of the Newly Developed Technology and all Intellectual Property Rights therein shall permanently reside in Jazz. However, should a court of competent jurisdiction find that ASMC owns any interest in the Newly Developed Technology or the Intellectual Property Rights therein, then ASMC hereby grants to Jazz a worldwide, perpetual, exclusive, irrevocable, transferable, royalty-free license in the Newly Developed Technology and all Intellectual Property Rights therein to make, sell, offer to sell, import and otherwise distribute products that include or incorporate, in whole or in part, the Newly Developed Technology and the Intellectual Property Rights therein.

ARTICLE 7

PRICES AND PAYMENT

7.1           Prices for Jazz’s purchases of Wafers, are provided in Exhibit B. Orders or changes to Orders increasing the volume of an existing order shall […***…]. After the first anniversary of this Agreement, either party may, from time to time, request the other party to renegotiate pricing based on changing market conditions. Only price changes agreed to in writing by both parties shall be effective.

7.2           All prices are stated in U.S. Dollars. All prices include all taxes, export duties, and other charges imposed by the Peoples Republic of China and any local governments in the Peoples Republic of China but are exclusive of all federal, state or local sales, use, excise, or similar taxes imposed by the United States of America and any local governments within the United States of America. Any such tax(es) shall be separately itemized on ASMC’s invoice(s) and paid by Jazz, or, in lieu thereof, Jazz shall furnish ASMC a properly executed tax exemption certificate prior to shipment.

7.3           ASMC shall invoice Jazz upon ASMC’s shipment of such Wafers to Jazz. Payments from Jazz shall be due […***…] days from the date of ASMC’s invoice or Jazz’s acceptance of Wafers, whichever occurs later. [Any late payment shall be subject to late payment charges of […***…] percent ([…***…]%) per month]. Jazz shall pay the Invoices by wire transfer or check, payable in U.S. Dollars. Jazz shall make any wire transfer payment requested by ASMC to the account designated below or as otherwise directed by ASMC:

Bank:

Location:

Account Name:

Account Number:

ABA/Routing:

ARTICLE 8

TERMS OF DELIVERY, PACKING

8.1           The terms of delivery are Ex Works, [                         ].

8.2           Wafers shall be packed in accordance with Jazz’s packing instructions, which shall be provided to ASMC by Jazz from time to time. Prices for Wafers include the cost of packing. Each delivery of Wafers to Jazz must include a packing list that contains at least the Jazz Order number, the quantity of Wafers shipped; the Process Control Monitor (PCM) data of the shipped Wafers (either as hard copy or location of web-based data); the date of shipment and the results of any testing performed on the Wafers pursuant to the Wafer Acceptance Criteria.

8.3           Wafers shall be shipped via [                         ]. ASMC shall obtain insurance on all Wafers in an amount sufficient to replace any Wafers that are lost, stolen, or damaged during shipping. […***…].

8.4           ASMC shall be responsible for complying with all regulations and paying for all duties relating to the export from the Peoples Republic of China and the import into the United States of America of Wafers. Jazz shall have no obligation to ASMC with respect to any regulation or duty relating to the export of or the import of Wafers. ASMC shall be responsible for meeting all customs requirements relating to Wafers both in the Peoples Republic of China and in the United States of America. ASMC shall at all times take necessary steps to expedite all shipments of Wafers through customs. Prices for Wafers include the cost of customs compliance.

8.5           ASMC shall be responsible for meeting all import and export controls relating to Wafers both in the Peoples Republic of China and the United States of America. Jazz shall provide reasonable assistance in meeting import and export control requirements. Prices for Wafers include the cost of export control compliance.

8.6           Jazz will promptly notify ASMC concerning any visible damage to Wafers or shipping containers from shipment. Jazz agrees to reasonably assist ASMC in asserting any claim for such loss or damage against ASMC’s carrier for the loss or damaged involved.

ARTICLE 9

DELIVERY DATES

9.1           ASMC will make best efforts to schedule the Delivery Dates consistent with ASMC’s Lead-time. The Delivery Date shall be specified in Jazz’s order. ASMC shall deliver Wafers according to such Delivery Dates.

9.2           Unless otherwise notified by ASMC, all orders will be delivered complete. ASMC will give Jazz prompt notice if it reasonably expects a delay in a Delivery Date or if only a portion of the Wafers will be available for delivery to meet a Delivery Date. For partial shipments, ASMC will deliver the available Wafers unless directed by Jazz to reschedule a delivery.

9.3           If ASMC cannot deliver the Wafers in accordance with the Delivery Dates, then ASMC shall, as soon as ASMC becomes aware of the delay, inform Jazz thereof and ASMC shall propose a new date for delivery (the “New Date”‘). […***…].

ARTICLE 10

INSPECTIONS, QUALITY REQUIREMENTS AND ACCEPTANCE

10.1         Wafers furnished hereunder shall be inspected and/or tested by ASMC prior to shipment for conformance with the Wafer Acceptance Criteria. No Wafers shall be shipped by ASMC that fail to meet the Wafer Acceptance Criteria.

10.2         Jazz, at its option, may inspect and/or test Wafers after receipt for conformance with the Wafer Acceptance Criteria.

10.3         Jazz shall accept or reject the Wafers in each shipment within […***…] of its receipt of Wafers.

ARTICLE 11

WAFER WARRANTY AND RETURNS

11.1         ASMC warrants that all Wafers furnished under this Agreement will be free from defects in material and workmanship and in conformity with the Wafer Acceptance Criteria. Prior to shipment to Jazz, in the event that ASMC discovers that any of the Wafers do not meet any one of the Wafer Acceptance Criteria, ASMC shall as soon as reasonably possible effect the rectification or replacement of the Wafers. Following the delivery to Jazz, ASMC will, at Jazz’s option, credit or replace any Wafers that, in Jazz’s discretion, do not conform to this warranty, provided ASMC is notified of the nonconforming Wafers within thirty (30) days after Jazz becomes aware of the nonconformity. ASMC shall credit any amounts paid by Jazz for any Wafers that do not conform to this warranty against the account of Jazz. All returns shall be shipped Ex Works, Newport Beach, California, United States of America.

11.2         Shipping and insurance charges for any Wafers returned by Jazz to ASMC shall be at ASMC’s expense.

11.3         The warranty provided herewith shall be void in the event (a) the Wafers fail, malfunction or are damaged as a result of improper handling, storage, processing, test, or packaging by Jazz or (b) the Wafers are altered or damaged by Jazz.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1         ASMC represents and warrants to Jazz as follows:

(a)           ASMC has the full right, power and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes a legal, valid and binding obligation of ASMC, enforceable against ASMC in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by ASMC will not result in the breach of any terms of, or constitute a default under, or conflict with any obligation of ASMC.

(c)           The execution, delivery and performance of this Agreement by ASMC will not violate any applicable law, rule, statute or regulation.

(d)           The Process, and ASMC’s use of Process pursuant to the terms of this Agreement and the manufacture, offer for sale, sale and importation into the United States of America of Wafers do not infringe upon or violate any patent, copyright, trade secret or other intellectual property or industrial rights of a third party.

(e)           ASMC will retain sufficient free capacity at ASMC’s Facility to meet its obligations to manufacture Wafers under this Agreement.

(f)            ASMC will not make nor will ASMC allow any entity or employee or agent of ASMC to make unauthorized use of Process or Jazz Technology in the Peoples Republic of China or elsewhere.

12.2         Jazz represents and warrants to ASMC as follows:

(a)           Jazz has the full right, power and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes a legal, valid and binding obligation of Jazz, enforceable against Jazz in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by Jazz will not result in the breach of any terms of, or constitute a default under, or conflict with any obligation of Jazz.

(c)           The execution, delivery and performance of this Agreement by Jazz will not violate any applicable law, rule, statute or regulation.

(d)           To Jazz’s knowledge, it has the right to use and to license others to use the Jazz Technology so as to manufacture Wafers or to have Wafers manufactured by others on behalf of Jazz in accordance with the Process.

(e)           Jazz has no knowledge of any claim by a third party that any Intellectual Property Rights of a third party will be infringed by the use of the Jazz Technology in the manufacture of Wafers pursuant to the Process or by the offer for sale, sale and importation into the United States of America of Wafers manufactured pursuant to the Process, which claim, if adversely determined, would have a material adverse effect on the ability of Jazz to perform its obligations under the Jazz Agreement and this Agreement.

(f)            To Jazz’s knowledge, Jazz Technology is fit for the particular purpose of manufacturing Wafers pursuant to the Process provided that ASMC adheres to the manufacturing specifications provided by Jazz.

12.3         EXCEPT AS PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES, REPRESENTATIONS, UNDERTAKINGS, OR CONDITIONS (STATUTORY OR OTHERWISE) BY EITHER PARTY, AND THERE ARE NO IMPLIED WARRANTIES, REPRESENTATIONS, UNDERTAKINGS, OR CONDITIONS (STATUTORY OR OTHERWISE) BY EITHER PARTY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, USAGE OF TRADE, PAST PRACTICES, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, IN THIS AGREEMENT.

ARTICLE 13

INDEMNIFICATION, LIMITATION OF LIABILITY

13.1         ASMC shall defend, indemnify and hold harmless Jazz from any costs, loss, damage and liability, except indirect and consequential damages, which may be incurred by Jazz on account of (a) any breach by ASMC of this Agreement, including any inaccuracy or breach of any representation or warranty of ASMC contained herein, (b) the manufacture of the Wafers, including, without limitation any claims for injury, death or property damage related to any alleged defect in any Wafers or the failure of any Wafers to conform to Wafer Acceptance Criteria, or (c) any allegation that the process or some portion thereof employed by ASMC in the manufacture of Wafers provided under this Agreement infringes any Intellectual Property Rights of a third party, except for those portions of the process employed by ASMC that constitute Jazz Technology and that must be practiced by ASMC in order to comply with the Process as specified by Jazz. ASMC, at its own expense, shall defend all suits or actions, provided ASMC is promptly notified of such suits or actions, given all evidence in Jazz’s possession, and given reasonable assistance in and sole control of defense thereof and all negotiations for its settlement or compromise. ASMC shall have no liability to Jazz for any settlement or compromise incurred or made by Jazz without ASMC’s prior written consent.

13.2         Notwithstanding a breach of any of the representations and warranties of either of the parties contained in this Agreement, if either Jazz or ASMC incurs any Damages arising out of or related to a claim that any portion of the Process employed by ASMC in the manufacture of the Wafers infringes any United States patent or trade secret rights, then the other party hereto shall contribute to the amount paid or payable by Jazz or ASMC as a result of such Damages in such proportion as is determined in the following sentence. The parties agree that (i) the proportion of such Damages that ASMC shall bear shall be determined by dividing the ASMC Net Income by the Aggregate Wafer Receipts and (ii) the proportion such Damages that Jazz shall bear shall be determined by dividing the Jazz Net Income by the Aggregate Wafer Receipts.

13.3         If any suit or action alleging patent or trade secret infringement as set forth in Section 13.2 is filed or threatened against either of the parties and Jazz determines in its reasonable judgment to settle or compromise such suit or action, including without limitation by entering into a license to continue the manufacture, use, sale, offer to sell, importation or other distribution of Wafers manufactured utilizing the alleging infringing process, then ASMC shall contribute to the amount paid or payable by Jazz as a result of such settlement in such proportion as is set forth in Section 13.2. Jazz shall have no liability to ASMC for any settlement or compromise incurred or made by ASMC in connection with any suit or action alleging such patent infringement without Jazz’s prior written consent.

13.4         The aggregate liability of ASMC for contribution pursuant to Sections 13.2 and 13.3 shall not exceed the aggregate gross revenue of ASMC resulting from the sale of the Wafers to Jazz pursuant to this Agreement, determined as of the date of the finding of infringement.

EACH OF JAZZ AND ASMC ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING A BREACH OF ANY OF THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT, THE PROVISIONS CONTAINED IN SECTIONS 13.2 AND 13.3 REFLECT THE MUTUALLY AGREED UPON ALLOCATION OF RISK WITH RESPECT TO CLAIMS OF PATENT AND/OR TRADE SECRET INFRINGEMENT BETWEEN THE PARTIES AS SET FORTH IN SECTIONS 13.2 AND 13.3 AND THAT EACH OF THE PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT WITHOUT THE CONTRIBUTION PROVIDED FOR HEREIN.

NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE HEREIN AND EXCEPT AS SET FORTH IN SECTIONS 13.2 AND 13.3, NEITHER PARTY SHALL BE LIABLE (WHETHER BASED UPON CONTRACT, TORT, STATUTORY OR EQUITABLE THEORIES) TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, REMOTE OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE OR PROFITS) ARISING OUT OF THIS AGREEMENT,

EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF SUCH DAMAGES ARE FORESEEABLE.

ARTICLE 14

CONFIDENTIALITY

14.1         In connection with the transactions contemplated by this Agreement, ASMC will obtain or have access to Jazz Confidential Information. Jazz Confidential Information may be disclosed by ASMC only to those persons within ASMC who “need to know” such information in order to perform their responsibilities under this Agreement on behalf of ASMC. ASMC will, and will cause each of its employees to: (a) keep in confidence all Jazz Confidential Information; (b) not use any Jazz Confidential Information for any purpose other than the performance of this Agreement; (c) not disclose any Jazz Confidential Information to any third party without Jazz’s prior written consent; and (d) return all of Jazz Confidential Information, regardless of form and including, without limitation, all copies, analyses, derivations and compilations of Jazz Confidential Information to Jazz within thirty (30) days after the termination of this Agreement for any reason and, therefore, provide verification by an officer of ASMC that all Confidential Information has been returned to Jazz.

14.2         As used herein, the term “Jazz Confidential Information” means information about the business, assets or operations of Jazz, including but not limited to Jazz Technology, deemed by Jazz to be of value and not commonly known to others within Jazz’s industry. Jazz Confidential Information will not include information which ASMC demonstrates with documentary evidence: (a) was known to the public at the time of its disclosure, or becomes known to the public after the disclosure through no action of the receiving party; (b) was in its possession prior to the time of the disclosure (provided that ASMC did not receive such information from a party that was subject to a confidentiality agreement with Jazz); or (c) was developed by ASMC independent of the disclosure by Jazz.

14.3         ASMC agrees that, because the breach or threatened breach of any of the terms of this Article 14 by ASMC will result in immediate and irreparable injury to Jazz, Jazz shall be entitled to an injunction restraining ASMC from any such breach to the fullest extent allowed by law. Any such right of equitable relief granted to Jazz shall not be deemed to preclude Jazz from seeking money damages or any other remedy from Jazz and/or its agents in the event of such a breach.

14.4         The terms and conditions of this Agreement are deemed to be confidential, and each party will maintain such terms and conditions in strict confidence. The terms of this Agreement may be disclosed only to those persons within ASMC’s and Jazz’s organizations who “need to know” such information in order to perform their work responsibilities on behalf of their employer.

ARTICLE 15

EFFECTIVE DATE, TERM, TERMINATION

15.1         The Term of this Agreement shall commence on the Effective Date and continue for a period of five (5) years therefrom (the “Initial Term”), unless terminated earlier in accordance with Section 15.2. Upon expiration of the Initial Term, this Agreement will renew automatically for successive one-year periods unless terminated by either party with 90 days written notice prior to the expiration of any such period.

15.2         In addition to the provisions of Section 15.1, and as otherwise set forth in this Agreement, this Agreement may be terminated by either party (a) after the Initial Term with 90 days written notice to the other party, (b) after the material breach of this Agreement by the other party which is not cured within thirty (30) days after the non-breaching party provides the breaching party with written notice of such breach (other than a failure of Jazz to pay ASMC for Wafers due to bona fide disputes concerning the acceptance, delivery or quality of any Wafers produced hereunder), (c) upon the filing of a petition by the other party seeking to take advantage of any laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts after thirty (30) days written notice to the other party or (d) after twelve (12) consecutive months in which Jazz does not place an order for Wafers from ASMC.

15.3         Upon termination of this Agreement for any reason:

(a)                                  Except as set forth herein, ASMC shall have no right to make, offer for sale, sell, export or import Wafers or any other product incorporating or manufactured in accordance with Jazz Technology, Jazz Patent Rights or Process. ASMC shall have no right to use, offer for sale, sell or import Wafers or Jazz Technology for any purpose. Upon termination, ASMC shall discontinue use of Process and the obligations of Section 14.1 shall apply.

(b)                                 ASMC shall return Jazz Technology to Jazz pursuant to Section 14.1.

(c)                                  ASMC shall immediately cease using and remove all Jazz Technology from the Process at ASMC’s Facility and certify to Jazz in writing that Process is no longer in use.

(d)                                 At any time and from time to time during the two (2) year period following the termination of this Agreement and upon ten (10) days prior written notice, ASMC shall permit Jazz to inspect ASMC’s Facility to insure compliance with the obligations of this Agreement.

15.4         The expiration or termination of this Agreement shall not affect the delivery or payment for Wafers that have been ordered and confirmed prior to such termination.

15.5         The obligations set forth in Sections 5.2, 5.3 and 5.5 and in Articles 6, 7, 11, 12, 13, 14, 15, 17, 18, 19, and 21 shall survive any cancellation or termination of this Agreement as described in this Article 15.

ARTICLE 16

INSURANCE

16.1         ASMC shall acquire and maintain at its sole cost and expense throughout the Term, and for a period of five (5) years following the termination or expiration of this Agreement, comprehensive general liability insurance, including product liability, completed operations, advertising injury/personal injury, contractual liability and patent, trademark, trade dress and copyright liability, underwritten by an insurance company with a Best’s rating of at least A-/VIII and licensed to do business in all states of the United States of America. This insurance coverage shall be primary and non-contributory, contain a waiver of subrogation against additional insureds and provide coverage of not less than $10,000,000 combined single limit for personal injury and property damage (on a per occurrence basis) and a deductible not to exceed $1,000,000. All insurance policy(ies) shall name Jazz and their respective officers, employees and agents as additional insured parties, shall contain an endorsement which requires that notice be given to Jazz more than thirty (30) days prior to cancellation or expiration of the policy(ies), and shall provide adequate protection for Jazz and their respective officers, employees, and agents against any and all claims, demands, causes of action or damages, including attorney’s fees, arising out of the manufacture and use of the Wafers and ASMC obligations in this Agreement, regardless of when such claims are made or when underlying injuries occur or manifest themselves. Insurance policies shall not contain cross-claim, cross-suit, or other such exclusion clauses that would preclude additional insured parties from instituting causes of action against other insureds under the policy or which would otherwise limit coverage of additional insureds.

16.2         Prior to the date on which ASMC begins manufacturing the Wafers, certificates issued by ASMC’s insurance company evidencing the insurance required herein shall be provided to Jazz. Such certificates shall set forth, minimally, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that Jazz shall receive thirty (30) days written notice prior to termination, or reduction in coverage. The certificates shall bear an inked or stamped signature. Facsimile or photocopied certificates are not acceptable. Certificates shall be furnished to Jazz upon renewal of insurance.

16.3         In the event ASMC’s insurance providing the coverage required under this Section is canceled and replacement insurance is not obtained prior to the effective date of such cancellation or if ASMC fails to procure the insurance required herein, Jazz shall have the right to procure such coverage and charge the expenses incurred to ASMC.

ARTICLE 17

SETTLEMENT OF DISPUTES AND APPLICABLE LAW

17.1         All disputes between Jazz and ASMC, including without limitation any disputes arising out of the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) or any provision of any instrument, document, agreement, certification or other writing delivered hereunder or in connection herewith shall be solely and finally settled by a board of arbitrators consisting of three arbitrators conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect at the time of arbitration (the “ICC Rules”). The board of arbitrators shall be chosen by each party selecting one arbitrator and a third arbitrator being appointed in accordance with the ICC Rules. The arbitration proceedings shall be held in Orange County, California, United States of America. Any arbitration proceeding, including all documents and communications in connection therewith, shall be in the English language. Any translation of such documents or communications shall be for convenience purposes only and the parties agree that the English language version of any such document, communication or proceeding shall govern and control for all purposes. To the extent that the ICC Rules conflict with any provision set forth in this Section 17.1, the provisions of this section 17.1 shall prevail. If any party determines to submit a dispute for arbitration pursuant to this Section 17.1, such party shall furnish the other party to the dispute with a dated, written statement indicating (i) such party’s intent to commence arbitration proceedings, (ii) the nature, with reasonable detail, of the dispute and (iii) the remedy or remedies such party will seek. The awards and findings of the arbitrators shall be conclusive and binding upon the parties (or their successors) and judgment upon such award may be entered in any court of competent jurisdiction. Any party against whom an arbitrator’s award shall be issued shall not, in any manner, oppose or defend against any suit to confirm such award, or any enforcement proceedings brought against such party, whether within or outside the United States of America or the Peoples Republic of China, with respect to any judgment entered upon the award, and such party hereby consents to the entry of a judgment against such party, in the full amount thereof, or other relief granted therein, in any jurisdiction in which enforcement is sought. The fees of the arbitrators shall be borne by the party against whom the arbitration award is issued. All other expenses of the arbitration shall be shared equally by the parties.

17.2         All deadlines in this Article may be extended by mutual agreement.

17.3         This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, United States of America, without regard for its choice and or conflict of laws provisions and without regard to the United Nations Convention on Contracts for the International Sale of Goods and is subject to all other applicable governmental laws and regulations, including but not limited to applicable regulations and requirements of any United States regulatory agency concerning the import of Wafers into the United States of America and the export of Jazz Technology from the United States of America. This Agreement has been made in the English language and all documents and communications (including any arbitration or mediation proceedings and any documents or communications delivered in connection therewith) between the parties hereto shall be in the English language. Any translations of this Agreement or any documents relating to this Agreement shall be for convenience purposes only and the parties hereto agree that the English language version of this Agreement and the documents relating hereto shall govern and control for all purposes.

ARTICLE 18

FORCE MAJEURE

18.1         Neither Jazz nor ASMC shall be liable in damages for failure to deliver or for delay in delivery or performance arising out of causes beyond its reasonable control including, but not limited to, acts of God or of the public enemy, fires, floods, earthquakes, outages of electrical power, epidemics, quarantine restrictions, strikes, labor disputes, or freight embargoes (a “Force Majeure Event”). The party suffering a Force Majeure Event shall promptly notify the other party of such Force Majeure Event. A party shall be excused from its performance to the extent caused by such Force

Majeure Event; provided that such party (i) gives notice of the Force Majeure Event to the other party promptly after its occurrence, (ii) uses its reasonable efforts (including executing any disaster plan) to overcome, mitigate and remove the cause of the event preventing or delaying performance, (iii) continues the performance of all its obligations under this Agreement that are not prevented or delayed and (iv) upon cessation of the Force Majeure Event, promptly performs or completes performance of the obligations which were prevented or delayed. In the event ASMC’s inability to perform continues for sixty (60) days or more from notification to Jazz of the Force Majeure Event, Jazz shall have the right to terminate its obligations to ASMC with no further liability under this Agreement upon prompt written notice.

ARTICLE 19

ACCOUNTING AND RECORDS

19.1         ASMC will keep complete, true and accurate books of account, records of production, engineering documents, etc. for the purpose of showing its compliance with the terms of this Agreement. Such books, records and documents will be kept at ASMC’s principal place of business for at least five (5) years after the end of the quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of Jazz. The representative will be obliged to treat as confidential all relevant matters. Such inspections shall be at the expense of Jazz, unless a variation or error exceeding U.S. $1,000 is discovered in the course of any such inspection, whereupon ASMC shall pay all costs relating thereto. ASMC will promptly pay to Jazz the full amount of any underpayment, together with interest thereon at the maximum rate of interest allowed by law.

ARTICLE 20

COMPLIANCE WITH LAWS

20.1         In exercising its rights and meeting its obligations under this license, ASMC shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any domestic or foreign governmental body having jurisdiction over the exercise of rights under this license. ASMC further agrees to indemnify and hold Jazz harmless from and against any costs, expenses, attorney’s fees, citation, fine, penalty and liability of any kind which might be imposed by reason of any asserted or established violation of any such laws, order, rules or regulations.

ARTICLE 21

MISCELLANEOUS

21.1         Each party hereto is contracting independently with the other and there is no agency, employment or other relationship except as may be expressly set forth herein. Neither party is authorized nor has the power to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any matter whatsoever.

21.2         The headings used in this Agreement are inserted for convenience only and shall not affect the interpretation of the respective provisions of this Agreement.

21.3         ASMC shall not assign or subcontract its rights and obligations under this Agreement without the prior written consent of Jazz.

21.4         The following persons shall act as the representatives of the parties regarding notices, performance, extension, dispute resolution, termination and changes in respect of this Agreement:

If to ASMC:

Mr. Tony Liu

President

Advanced Semiconductor Manufacturing Corporation of Shanghai

385 Hong Cao Rd.

Shanghai, China

If to Jazz:

Mr. Theodore Zhu

Jazz/Semiconductor

4321 Jamboree Road

Newport Beach, CA 92660

with copies to:

Carolyn Follis, Esq.

Jazz Semiconductor

4321 Jamboree Road

Newport Beach, CA 92660

and

Mark Kelly, Esq.

Alston & Bird

Bank of America Plaza

101 South Tryon Street, Suite 4000

Charlotte, NC 28280-4000

21.5         No failure or delay of either party in exercising its rights hereunder (including but not limited to the right to require performance of any provision of this Agreement) shall be deemed to be a waiver of such rights unless expressly made in writing by the party waiving its rights.

21.6         In the event that any provision of this Agreement shall be held invalid or unenforceable as contrary to any law, statute or regulation in that regard, the invalidity or unenforceability of such provision shall in no way affect the validity of any other provision of this Agreement, and each and every provision shall be severable from each and every other.

21.7         Neither party shall make a press release, advertisement, public statement or disclosure to any third party concerning the existence of this Agreement or its contents without the express written consent of the other party not to be unreasonably withheld or delayed.

21.8         Neither party will be deemed the drafter of this Agreement (or its Exhibits), which Agreement will be deemed to have been jointly prepared by the parties. If this Agreement is ever construed, whether by a court or by an arbitrator, such court or arbitrator will not construe this Agreement or any provision hereof against any party as drafter.

21.9         This Agreement embodies the entire agreement between the parties hereto and supersedes all other prior agreements between the parties in connection with the sale of goods described herein. This Agreement cannot be modified or supplemented except in writing and signed by both parties. Neither party shall be bound by or liable to the other for any representation, promise, or inducement, whether prior to or concurrent with, made by any agent or person in the other’s employ, not embodied in this Agreement.

21.10       Time is of the essence of this Agreement, as are the provisions relating to ownership, warranties, confidential information and payments.

21.11       This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement.

21.12       Each party to this Agreement, upon the request of the other party, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

21.13       Upon the request of ASMC or Jazz, this Agreement shall be registered with the appropriate governmental authorities in the People’s Republic of China.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

ADVANCE SEMICONDUCTOR MANUFACTURING CORP. OF SHANGHAI

[CORPORATE SEAL]
	By:	\s\ SUN ZHEN
Name: Sun Zhen
Title: Sales & Marketing Director

NEWPORT FAB, LLC

	By:	\s\ PAUL KEMPF
Name: Paul Kempf
Title: CTO

EXHIBIT A

Jazz Technology

Process Name	Description
C05LA	0.5 um Analog
CL35Q	0.35um Digital
CA25QW	0.25um Analog
CR25QW3	0.25um RF
CA25QL	0.25um [...***...]
BC35M	0.35um
BC35Q	0.35um
SBC35M	SiGe60-
SBC35Q	SiGe60-
SBC35QT	SiGe60-QT [...***...]
SBC18M	SiGe90-
SBC18QT	SiGe90-QTD [...***...]
SBC18	SiGe90-P (0.18um

EXHIBIT B

Wafers and Wafer Pricing

Wafers to be Manufactured by ASMC	Price Not to Exceed
C05LA 0.5um Analog CMOS;	$	[...***...] USD
CL35Q 0.35um Digital CMOS;	$	[...***...] USD
CL25Q 0.25um Digital CMOS;	$	[...***...] USD
CA25QW3 0.25um Analog CMOS;	$	[...***...] USD
CR25QW34 0.25um RF CMOS;	$	[...***...] USD
CA25QLD 0.25 um [...***...]	$	[...***...] USD
BC35M 0.35 um BiCMOS	$	[...***...] USD
BC35Q 0.35 um BiCMOS	$	[...***...] USD
Specialty60-M	$	[...***...] USD
Specialty60-Q	$	[...***...] USD
Specialty60-QT [...***...]	$	[...***...] USD
Specialty90-M	$	[...***...] USD
Specialty90-QTD [...***...]	$	[...***...] USD
Specialty90-P	$	[...***...] USD

The prices set forth above for Wafers shall decrease […***…] on April 1, 2004 and ASMC shall make commercially reasonable efforts to decrease the prices set forth above by […***…] on each anniversary thereafter.